                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.    )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          Minnesota Power & Light Company
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

         --------------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:

         --------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         -------------------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:

         -------------------------------------------------------------------

     5)  Total fee paid:

         -------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

         -------------------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

         -------------------------------------------------------------------

     3)  Filing Party:

         -------------------------------------------------------------------

     4)  Date Filed:

         -------------------------------------------------------------------

[LOGO OF MINNESOTA POWER]


                        NOTICE AND PROXY STATEMENT

                      ------------------------------

                      ANNUAL MEETING OF SHAREHOLDERS

                               TUESDAY, MAY 12, 1998
                                   DULUTH, MINNESOTA

[LOGO OF MINNESOTA POWER]

                                               March 19, 1998


Dear Shareholder:

         You are cordially invited to attend Minnesota Power's 1998 Annual Meeting of Shareholders on Tuesday, May 12, 1998 at 10:30 a.m. in the auditorium at the Duluth Entertainment Convention Center (DECC). The DECC is located on the waterfront at 350 Harbor Drive in Duluth. Free parking is available in the adjoining lot.

         Come hear the exciting story of our progress in 1997, the year in which the value of your investment in Minnesota Power Common Stock increased 69 percent, assuming reinvestment of dividends. This compares favorably to the Standard and Poor's Electric Utility Index of 26 utilities which increased
26.2 percent in 1997. In all, the market value of Minnesota Power Common Stock increased by over half a billion dollars.

         At the Annual Meeting, our shareholders will vote on resolutions to elect a Board of 12 directors, approve the appointment of Price Waterhouse LLP as the Company's independent accountants, change the Company's name from Minnesota Power & Light Company to Minnesota Power, Inc., and increase the amount of Common Stock authorized for issuance.

         While recognizing our Minnesota heritage, our proposed new name reflects a changing identity as we transition from a traditional regional electric utility to a diversified corporation serving customers across North America.

         After our Annual Meeting, we invite you to visit with our directors, officers and employees over a box lunch. If you plan on attending, please return the enclosed reservation card.

         It is important that your shares be represented at the Annual Meeting. At your earliest convenience, please sign, date, and mail the enclosed proxy card in the envelope provided.

         Thank you for your investment in Minnesota Power.

                                               Sincerely,

                                               Edwin L. Russell

                                               Edwin L. Russell
                                               Chairman, President and
                                               Chief Executive Officer

                         MINNESOTA POWER & LIGHT COMPANY
--------------------------------------------------------------------------------
             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS - MAY 12, 1998
--------------------------------------------------------------------------------


         The Annual Meeting of Shareholders of Minnesota Power & Light Company will be held in the auditorium at the Duluth Entertainment Convention Center, 350 Harbor Drive, Duluth, Minnesota, on Tuesday, May 12, 1998 at 10:30 a.m. for the following purposes:

         1. To elect a Board of 12 directors to serve for the ensuing year;

         2. To approve the appointment of Price Waterhouse LLP as the Company's independent accountants for 1998;

         3. To amend the Company's Articles of Incorporation to change the Company's name from Minnesota Power & Light Company to Minnesota Power, Inc.;

         4. To amend the Company's Articles of Incorporation to increase the amount of authorized Common Stock; and

         5. To transact such other business as may properly come before the meeting or any adjournments thereof.

         Shareholders of record on the books of the Company at the close of business on March 13, 1998 are entitled to notice of and to vote at the Annual Meeting.

         All shareholders are cordially invited and encouraged to attend the meeting in person. The holders of a majority of the shares entitled to vote at the meeting must be present in person or by proxy to constitute a quorum.

         We would appreciate your signing and returning the enclosed proxy card at your earliest convenience to facilitate an efficient tally of your votes.

By order of the Board of Directors,

Philip R. Halverson

Philip R. Halverson
Vice President, General Counsel
and Secretary

Dated at Duluth, Minnesota
March 19, 1998

         If you have not received the Minnesota Power 1997 Annual Report, which includes financial statements, kindly notify Minnesota Power Shareholder Services, 30 West Superior Street, Duluth, MN 55802, telephone number 1-800-535-3056 or 1-218-723-3974, and a copy will be sent to you.

                         MINNESOTA POWER & LIGHT COMPANY
                             30 WEST SUPERIOR STREET
                             DULUTH, MINNESOTA 55802

--------------------------------------------------------------------------------
                                 PROXY STATEMENT
--------------------------------------------------------------------------------

SOLICITATION

         The proxy accompanying this statement is solicited on behalf of the Board of Directors of Minnesota Power & Light Company (Minnesota Power or Company) for use at the Annual Meeting of Shareholders to be held on May 12, 1998 and any adjournments thereof. The purpose of the meeting is to elect a Board of 12 directors to serve for the ensuing year, to approve the appointment of Price Waterhouse LLP as the Company's independent accountants for 1998, to amend the Company's Articles of Incorporation to change the Company's name from Minnesota Power & Light Company to Minnesota Power, Inc., to amend the Company's Articles of Incorporation to increase the amount of authorized common stock of the Company (Common Stock), and to transact such other business as may properly come before the meeting. All properly executed proxies received at or before the meeting, and entitled to vote, will be voted at the meeting.

         This Proxy Statement and enclosed proxy card were first mailed on or about March 19, 1998. Each proxy delivered pursuant to this solicitation is revocable any time before it is voted, by written notice delivered to the Secretary of the Company.

         The Company expects to solicit proxies primarily by mail. Proxies also may be solicited in person and by telephone at a nominal cost by regular or retired employees of the Company. The expenses of such solicitation are the ordinary ones in connection with preparing, assembling and mailing the material, and also include charges and expenses of brokerage houses and other custodians, nominees, or other fiduciaries for communicating with shareholders. Additional solicitation of proxies will be made by mail, telephone and in person by Corporate Investor Communications, Inc., a firm specializing in the solicitation of proxies, at a cost to the Company of approximately $6,000 plus expenses. The total amount of such costs will be borne by the Company.

OUTSTANDING SHARES AND VOTING PROCEDURES

         The outstanding shares of capital stock of the Company, as of March 13, 1998, were as follows:

Preferred Stock 5% Series ($100 par value)........................113,358 shares
Serial Preferred Stock A $7.125 Series (without par value)........100,000 shares
Serial Preferred Stock A $6.70 Series (without par value).........100,000 shares
Common Stock (without par value) ..............................33,709,247 shares

         Each share of the Common Stock and preferred stocks of record on the books of the Company at the close of business on March 13, 1998 is entitled to notice of the Annual Meeting and to one vote.

         The affirmative vote of a majority of the shares of stock present and entitled to vote at the Annual Meeting is required for election of each director and for approval of the other items to be acted upon by shareholders. An automated system administered by Norwest Bank Minnesota, N. A. tabulates the votes. Abstentions are included in determining the number of shares present and voting and are treated as votes against the particular proposal. Broker non-votes are not counted for or against any proposal.

         Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies will be voted "FOR" the election of all nominees for director named herein, "FOR" approval of Price Waterhouse LLP as the Company's independent accountants for 1998, "FOR" amending the Company's Articles of Incorporation to change the Company's name from Minnesota Power & Light Company to Minnesota Power, Inc. and "FOR" amending the Company's Articles of Incorporation to increase the amount of authorized Common Stock.

PROPOSALS OF SHAREHOLDERS FOR THE 1999 ANNUAL MEETING

         All proposals from shareholders to be considered at the Annual Meeting scheduled for May 11, 1999 must be received by the Secretary at 30 West Superior Street, Duluth, Minnesota 55802, not later than November 20, 1998.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table lists the only persons known to the Company who owned beneficially as of March 1, 1998 more than 5 percent of any class of the Company's voting securities. Unless otherwise indicated, the beneficial owners shown have sole voting and investment power over the shares listed.


                                                                    Number of Shares    Percentage
Title of Class          Name and Address of Beneficial Owner       Beneficially Owned  of the Class
--------------          ------------------------------------       ------------------  ------------

Serial Preferred        ISACO                                           150,000            75.0%
Stock A                 c/o IDS Trust
                        P.O. Box 1450
                        Minneapolis, MN 55485
---------------------------------------------------------------------------------------------------
Serial Preferred        HARE & Co.                                       30,000            15.0%
Stock A                 c/o Bank of New York
                        P.O. Box 11203
                        New York, NY 10249
---------------------------------------------------------------------------------------------------
Serial Preferred        Auer & Co.                                       10,000             5.0%
Stock A                 c/o Bankers Trust Co.
                        P.O. Box 704
                        New York, NY 10015
---------------------------------------------------------------------------------------------------
Serial Preferred        Sigler & Co.                                     10,000             5.0%
Stock A                 c/o Chase Manhatten Bank, N.A.
                        4 New York Plaza, 11th Floor
                        New York, NY 10004
---------------------------------------------------------------------------------------------------
Common Stock            Mellon Bank, N.A.                             4,248,994*           12.6%*
                        One Mellon Bank Center
                        Pittsburgh, PA 15258
---------------------------------------------------------------------------------------------------

         *Mellon Bank holds 4,248,994 shares in its capacity as Trustee of the Minnesota Power and Affiliated Companies Employee Stock Ownership Plan and Trust
(ESOP). Generally, these shares will be voted in accordance with instructions received by Mellon Bank from participants in the ESOP.

         The following table presents the shares of Common Stock beneficially owned by directors, executive officers named in the Summary Compensation Table appearing subsequently in this Proxy Statement, and all directors and executive officers of the Company as a group, as of March 13, 1998. Unless otherwise indicated, the persons shown have sole voting and investment power over the shares listed.

                           Shares        Stock                                               Shares         Stock
Name of Beneficial Owner   Owned*      Options <F1>         Name of Beneficial Owner         Owned*       Options<F1>
------------------------   -----       --------             ------------------------         -----        --------
Kathleen A. Brekken        1,299           725               Bruce W. Stender                3,373          2,175
Merrill K. Cragun          6,031<F2>     2,175               Edwin L. Russell               53,042<F5>     37,042
Dennis E. Evans           12,998         2,175               Arend J. Sandbulte             33,223<F6>      1,450
Peter J. Johnson           7,208<F3>     2,175               Donald C. Wegmiller             5,971          2,175
George L. Mayer            2,828         1,450               John Cirello                    6,986<F7>     13,769
Paula F. McQueen           3,986         2,175               Robert D. Edwards              14,591         15,671
Robert S. Nickoloff        9,542         2,175               John E. Fuller                  2,521<F8>     11,417
Jack I. Rajala            11,255         2,175               James P. Hallett                1,887         13,956
Nick Smith                 2,759<F4>     2,175

Directors and Executive Officers as a Group (24)                                           218,481
--------------------------------------------------------------------------------
*Each  director and  executive  officer owns only a fraction of 1 percent of any class of Company stock and all directors and executive  officers as a group also own less than 1 percent of any class.
--------------------------------------------------------------------------------

<F1> Fifty percent  of  stock  options  are  currently  exercisable.
<F2> Includes 3,700 shares for which voting  and investment power are shared with his spouse and 617 shares owned by his spouse.
<F3> Includes 7,208 shares for which voting and investment power are shared with his spouse.
<F4> Includes 25 shares owned by his spouse.
<F5> Includes 52,848 shares for which voting and investment power are shared with his spouse, of which 2,502 shares are held beneficially for his children and 12,000 shares are restricted stock.
<F6> Includes 2,585 shares for which voting and investment power are shared with his spouse.
<F7> Includes 408 shares for which voting and investment power are shared with his spouse.
<F8> Includes 859 shares for which voting and investment power are shared with his spouse.

                                       2

--------------------------------------------------------------------------------
                       ITEM NO. 1 - ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

         It is intended that the shares represented by the enclosed proxy will be voted, unless authority is withheld, "FOR" the election of the 12 nominees for director named in the following section. Directors are elected to serve until the next annual election of directors and until a successor is elected and qualified or until a director's earlier resignation or removal. In the event that any nominee should become unavailable, which is not anticipated, the Board of Directors may provide by resolution for a lesser number of directors or designate substitute nominees, who would receive the votes represented by the enclosed proxy.




Nominees for Director                                            Director Since
--------------------------------------------------------------------------------

PHOTO        KATHLEEN A.   BREKKEN,   48,  Cannon   Falls,  MN.           1997
             President and CEO of Midwest of Cannon Falls, Inc.,
             a wholesale  distributor  of seasonal  gift items,
             exclusive   collectibles,   and  distinctive  home
             decor, with fifteen showrooms in major markets throughout the United States and Canada. Board of Regents of St. Olaf College in Minnesota.

--------------------------------------------------------------------------------

PHOTO        MERRILL K. CRAGUN, 65, Brainerd,  MN. President of           1991
             Cragun  Corp.,  a resort  and  conference  center.
             Director  of MP Real Estate  Holdings, Inc.*(MP
             Real Estate).

--------------------------------------------------------------------------------

PHOTO        DENNIS E. EVANS,  59,  Minneapolis,  MN. Member of           1986
             the   Executive   Committee   and  the   Executive
             Compensation  Committee.  President and CEO of the
             Hanrow Financial Group, Ltd., a merchant banking firm. Director of Angeion Corporation and Astrocom
             Corporation.

--------------------------------------------------------------------------------

PHOTO        PETER J.  JOHNSON,  61,  Tower,  MN. Member of the           1994
             Audit  Committee.  Chairman  and  CEO  of  Hoover
             Construction   Company,   a   highway   and  heavy
             construction  contractor.   Chairman  of  Michigan
             Limestone  Operations,  which produces  limestone.
             Director  of Queen  City  Federal  Savings  and of
             Queen City Bancorp, Inc.

--------------------------------------------------------------------------------

PHOTO        GEORGE  L.  MAYER,  53,  Essex,  CT.  Founder  and           1996
             President of Manhattan  Realty Group which manages
             various    real    estate    properties    located
             predominantly   in  northeastern   United  States.
             Director of MP Real Estate.* A consultant to the board of directors of Schwaab, Inc., one of the country's largest manufacturers of handheld rubber stamps and associated products.

--------------------------------------------------------------------------------

PHOTO        PAULA F. McQUEEN,  51, Punta Gorda,  FL. Member of           1993
             the  Executive  and Audit  Committees.  Partner of
             Webb,  McQueen & Co.,  P.L.,  a  certified  public
             accounting  firm.  President  and  CEO  of  Allied
             Engineering  & Testing Inc.,  an  engineering  and
             materials testing company. Was previously Director
             and  President  of  PGI  Sales   Incorporated,   a
             southwest Florida community developer. Director of
             MP Real Estate.*
--------------------------------------------------------------------------------

                                                                 Director Since
--------------------------------------------------------------------------------

PHOTO        JACK I. RAJALA,  58, Grand  Rapids,  MN. Member of           1985
             the  Executive  Committee.  Chairman  and  CEO  of
             Rajala  Companies  and Director  and  President of
             Rajala Mill Company, which manufacture and trade lumber. Director of Grand Rapids State Bank.

--------------------------------------------------------------------------------

PHOTO        EDWIN  L.  RUSSELL,   53,  Duluth,  MN.  Chairman,           1995
             President  and CEO of  Minnesota  Power.  Member
             of the  Executive Committee.  Director  of ADESA
             Corporation*,  MP  Water  Resources Group, Inc.*,
             MP Real Estate*,  Capital Re, Inc., Tennant Co.,
             Lake Superior  Center,  United  Way  of  Greater
             Duluth  and  Advantage Minnesota.  Was  previously
             Group  Vice  President  of J. M. Huber Corporation,
             a $1.5 billion diversified  manufacturing and natural
             resources company.
--------------------------------------------------------------------------------

PHOTO        AREND  J.  SANDBULTE,   64,  Duluth,   MN.  Former           1983
             Chairman,  President  and CEO of Minnesota  Power.
             Member of the Executive Committee. Director of St.
             Mary  Land and  Exploration  Company,  Iowa  State
             University Foundation,  and the Community Board of
             Norwest  Bank  Minnesota  North.  Chairman of Lake
             Superior Center.

--------------------------------------------------------------------------------

PHOTO        NICK  SMITH,   61,  Duluth,   MN.  Member  of  the           1995
             Executive Compensation Committee.  Chairman of and
             attorney  with   Fryberger,   Buchanan,   Smith  &
             Frederick,  P.A.,  a law firm.  Director  of North
             Shore  Bank  of  Commerce.  Chairman  and  CEO  of
             Northeast Ventures Corporation, a venture capital firm investing in northeastern Minnesota.

--------------------------------------------------------------------------------

PHOTO        BRUCE W. STENDER,  56,  Duluth,  MN. Member of the           1995
             Audit  Committee.  President  and CEO of  Labovitz
             Enterprises, Inc. which owns and manages hotel properties. Trustee of the C. K. Blandin Foundation.

--------------------------------------------------------------------------------

PHOTO        DONALD C. WEGMILLER, 59, Minneapolis, MN. Chairman           1992
             of the Audit Committee and member of the Executive
             Compensation  Committee.   President  and  CEO  of
             Management   Compensation   Group/HealthCare,    a
             national   executive   compensation  and  benefits
             consulting  firm. Was previously Vice Chairman and
             President   of  Health  Span  Health   System  and
             President  and  CEO  of  Health  One  Corporation,
             diversified    health   services    organizations.
             Director of G. D.  Searle and Co.,  HBO & Company,
             Medical  Graphics  Corporation,  InPhyNet  Medical
             Management,  Inc.,  Life Rate  Systems,  Inc.  and
             Possis Medical, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 An asterisk (*) denotes a wholly owned subsidiary of Minnesota Power.
--------------------------------------------------------------------------------

BOARD AND COMMITTEE MEETINGS IN 1997

         During 1997 the Board of Directors held 5 meetings. The Executive Committee, which held 7 meetings during 1997, provides oversight of corporate financial matters, performs the functions of a director nominating committee, and is authorized to exercise the authority of the Board in the intervals between meetings. Shareholders may recommend nominees for director to the Executive Committee by addressing the Secretary of the Company, 30 West Superior Street, Duluth, Minnesota 55802. The Audit Committee, which held 5 meetings in 1997, recommends the selection of independent accountants, reviews and evaluates the Company's accounting and financial practices, and reviews and recommends approval of the annual audit report. The Executive Compensation Committee, which held 3 meetings in 1997, establishes compensation and benefit arrangements for Company officers and other key executives intended to be equitable, competitive with the marketplace, and consistent with corporate objectives. All directors attended 75 percent or more of the aggregate number of meetings of the Board of Directors and applicable committee meetings in 1997.

DIRECTOR COMPENSATION

         Employee directors receive no additional compensation for their services as directors. In 1997 the Company paid each director an annual retainer fee of $5,000 and 500 shares of Common Stock under the terms of the Company's Director Stock Plan. In addition, each director was paid $950 for each Board, Committee, and subsidiary board meeting attended, except that $500 was paid for attendance at a second meeting held the same day as another meeting. Each director who is the Chairman of a Committee received an additional $150 for each Committee meeting attended. A $250 fee was paid for all conference call meetings. Directors may elect to defer all or a part of the cash portion of their retainer fees and meeting fees. The shares of Common Stock paid to directors with respect to 1997 had an average market price of $34.91 per share. The Company also provides life insurance of $5,000 on the life of each director at an aggregate cost to the Company of $320 in 1997.

             For the  four-year  period  ending  December  31,  1997,  directors received a pay-out for the final four-year performance period under the discontinued Directors' Long-Term Incentive Plan which provides performance-based compensation based on Total Shareholder Return of the Company on the same terms as the discontinued Executive Long-Term Incentive Plan (see page 10), except that a director's maximum award opportunity is 600 shares of Common Stock. Total Shareholder Return is defined as stock price appreciation plus dividends reinvested on the ex-dividend date throughout the performance period, divided by the fair market value of a share at the beginning of the performance period. In the four-year performance period ending December 31, 1997, the Company's Total Shareholder Return ranked second among a peer group of 10 regional utilities and ranked at the 44th percentile among the Standard & Poor's 500 (S&P 500) companies, resulting in an award to each non-employee director of 378 shares of Common Stock, which is 63 percent of the maximum award opportunity.

         Under the new Director Long-Term Stock Incentive Plan, effective January 1, 1996, non-employee directors receive automatic grants of 725 stock options every year and performance shares valued at $10,000 every other year. The stock options vest 50 percent after the first year, the remaining 50 percent after the second year and expire on the tenth anniversary of the date of grant. The exercise price for each grant is the closing sale price of Company Common Stock on the date of grant. The performance periods for performance shares end on December 31 the year following the date of grant. Dividend equivalents in the form of additional performance shares accrue during the performance period and are paid only to the extent the underlying grant is earned. The performance goal of each performance period is based on Total Shareholder Return for the Company in comparison to Total Shareholder Return for 16 diversified electric utilities. During the two-year performance period ending December 31, 1997, shareholders of the Company realized a Total Shareholder Return of 76.1 percent on their investment in Minnesota Power Common Stock, ranking the Company number 1 among the 16 diversified utilities. With this "superior" ranking under the plan, the directors each earned 794 shares of Common Stock, an award equal to 200 percent of their target performance share award. Fifty percent of this performance share award was paid in stock at the end of the performance period. The remaining 50 percent will be paid in stock, half on the first anniversary of the end of the performance period and half on the second anniversary thereof.

COMPENSATION OF EXECUTIVE OFFICERS

         The following information describes compensation paid in the years 1995 through 1997 for the Company's named executive officers.

                                                       SUMMARY COMPENSATION
-----------------------------------------------------------------------------------------------------------------------
                                          Annual Compensation<F1>              Long-Term Compensation
                                          ----------------------------------------------------------------
                                                                             Awards               Payouts
                                                                     ------------------------    ---------
  Name                                                               Restricted    Securities                 All
  and                                                                  Stock       Underlying       LTIP     Other
  Principal                                Salary       Bonus         Award(s)      Options       Payouts    Comp.<F4>
  Position                        Year      ($)          ($)            ($)           (#)           ($)       ($)
-----------------------------------------------------------------------------------------------------------------------
  Edwin L. Russell                1997     356,731     700,789             0         13,660       401,138      40,912
  Chairman, President             1996     322,981     370,439       687,000<F2>     13,230             0      26,976
  and Chief Executive Officer

  Robert D. Edwards               1997     232,769     176,593             0          6,072       234,233      32,926
  Executive Vice President;       1996     221,693     146,544             0          5,570             0      27,799
  President-MP Electric           1995     208,481     110,132             0              0             0      16,588

  James P. Hallett                1997     209,820     193,600             0         10,216        53,182      10,203
  Executive Vice President;       1996     189,183      94,875             0          5,000             0           0
  President and CEO of ADESA

  John E. Fuller                  1997     200,731     190,820             0          7,966        53,182       9,572
  Sr. Vice President; President   1996     180,000      50,531             0          2,750             0           0
  and CEO of Automotive
  Finance Corp.

  John Cirello                    1997     209,874     112,474       109,500<F3>      5,216        86,587      26,236
  Executive Vice President;       1996     195,000     163,056             0          5,051             0           0
  President and CEO of MP         1995      81,000      40,000             0              0             0      51,218
  Water Resources

<F1> Amounts shown include  compensation earned by the named executive officers, as well as amounts earned but deferred at the election of those officers. The "Bonus" column is comprised of amounts earned pursuant to Results Sharing, Annual Incentive Plan, and other special bonuses.
<F2> The amount shown represents the value of 24,000 shares of restricted Common
     Stock granted on January 2, 1996 pursuant to the Executive Long-Term Incentive Compensation Plan. Since this award vests at a rate of 6,000 shares per year, on December 31, 1997, 12,000 shares, valued at $522,756, remained restricted. Mr. Russell receives non-preferential dividends on this stock.
<F3> The amount shown represents the value of 4,000 shares of restricted  Common
     Stock granted on January 2, 1997 pursuant to the Executive Long-Term Incentive Compensation Plan. On December 31, 1997, Mr. Cirello held all 4,000 of the shares of restricted Common Stock valued at $174,250. Mr. Cirello receives non-preferential dividends on this stock. This award vests at a rate of 1,000 shares per year.
<F4> The amounts shown for 1997 include the following Company contributions for the named executive officers:

                                                                      Annual Company       Above-Market Interest
                          Annual Company        Annual Company      Contribution to the       on Compensation
                        Contribution to the   Contribution to the      Supplemental           Deferred Under
                         Flexible Benefit/      Employee Stock           Executive          Executive Incentive
Name                       401(K) Plans         Ownership Plan        Retirement Plan              Plan*
------------------------------------------------------------------------------------------------------------------------
Edwin L. Russell               7,280                4,733                  28,899                     0
Robert D. Edwards              7,280                4,733                  14,884                 6,029
James P. Hallett               1,600                    0                   8,603                     0
John E. Fuller                 3,273                    0                   6,299                     0
John Cirello                  13,433                    0                  12,803                     0

*The Company made investments in corporate-owned life insurance which will recover the cost of these above-market benefits if actuarial factors and other assumptions are realized.


                                             OPTIONS GRANTS IN LAST FISCAL YEAR
----------------------------------------------------------------------------------------------------------------------------
                                                                                                            Grant
                                    Individual Grants                                                    Date Value
----------------------------------------------------------------------------------------------------------------------------

                              Number of         % of Total
                             Securities          Options
                             Underlying         Granted to           Exercise or                          Grant Date
                              Options          Employees in          Base Price        Expiration        Present Value
   Name                     Granted(#)<F1>      Fiscal Year            ($/Sh)             Date               $<F2>
   ----                     --------------     -------------         -----------      ------------       -------------
   Edwin L. Russell            13,660               5.6%               27.375         Jan. 2, 2007          89,336

   Robert D. Edwards            6,072               2.5%               27.375         Jan. 2, 2007          39,711

   James P. Hallett            10,216               4.3%               27.375         Jan. 2, 2007          66,812

   John E. Fuller               7,966               3.3%               27.375         Jan. 2, 2007          52,098

   John Cirello                 5,216               2.2%               27.375         Jan. 2, 2007          34,113

--------------------------------------------------------------------------------

<F1> The stock  options  vest 50 percent  on  January  2,  1998  and 50 percent on January 2, 1999, and are subject to a change in control acceleration provision.

<F2> The grant date dollar value of the stock options is based on a  combination
     Black-Scholes, binomial price method. The blended ratio associated with the January 2, 1997 option grants is .239, based on an average industry Black-Scholes ratio of .366 and a Minnesota Power binomial ratio (as of January 2, 1997) of .111. The method is a complicated mathematical formula premised on immediate exercisability and transferability of the options, which are not features of the Company's options granted to executive officers and other employees. The values shown are theoretical and do not necessarily reflect the actual values the recipients may eventually realize. Any actual value to the officer or other employee will depend on the extent to which the market value of the Company's Common Stock at a future date exceeds the exercise price. In addition to the stock prices at grant and the exercise prices, which are identical, and the ten-year term of each option, the following assumptions for modeling were used to calculate the values shown for the options granted on January 2, 1997: expected dividend yield of 7.35 percent (based on most recent quarterly dividend), expected stock price volatility of .150 (based on 250 trading days previous to January 2, 1997), and the ten-year option term and a risk-free rate of return of 6.3 percent (based on Treasury yields). The assumptions and the calculations used for the model were provided by William M. Mercer, Inc., an independent consulting firm.


                                     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                  AND FY-END OPTION VALUES
---------------------------------------------------------------------------------------------------------------------------
                                                                          Number of
                                                                         Securities                     Value of
                                                                         Underlying                    Unexercised
                                                                         Unexercised                  In-the-Money
                                                                           Options                       Options
                           Shares Acquired     Value Realized           at FY-End (#)                 at FY-End ($)
 Name                      on Exercise (#)           ($)          Exercisable  Unexercisable   Exercisable  Unexercisable
 ----                      ---------------     --------------     -----------  -------------   -----------  -------------
 Edwin L. Russell                0                    0              6,615         20,275         74,832       246,436

 Robert D. Edwards               0                    0              2,785          8,857         31,505       107,785

 James P. Hallett                0                    0                0           10,216            0         128,338

 John E. Fuller                  0                    0                0            7,966            0         100,073

 John Cirello                    0                    0              7,741          2,526         28,575        94,090

---------------------------------------------------------------------------------------------------------------------------

                                        7

RETIREMENT PLANS

         The following table sets forth examples of the estimated annual retirement benefits that would be payable to participants in the Company's Retirement Plan and Supplemental Executive Retirement Plan after various periods of service, assuming no changes to the plans and retirement at the normal retirement age of 65:


                                                    PENSION PLAN
                                                  Years of Service
---------------------------------------------------------------------------------------------------------------
      Remuneration*               15               20                25                30              35
---------------------------------------------------------------------------------------------------------------

          $100,000             $12,000          $26,600            $31,600          $36,600          $41,600
           125,000              15,000           33,250             39,500           45,750           52,000
           150,000              18,000           39,900             47,400           54,900           62,400
           175,000              21,000           46,550             55,300           64,050           72,800
           200,000              24,000           53,200             63,200           73,200           83,200
           225,000              27,000           59,850             71,100           82,350           93,600
           250,000              30,000           66,500             79,000           91,500          104,000
           300,000              36,000           79,800             94,800          109,800          124,800
           400,000              48,000          106,400            126,400          146,400          166,400
           450,000              54,000          119,700            142,200          164,700          187,200
           500,000              60,000          133,000            158,000          183,000          208,000
           600,000              72,000          159,600            189,600          219,600          249,600
           700,000              84,000          186,200            221,200          256,200          291,200
           800,000              96,000          212,800            252,800          292,800          332,800
           900,000             108,000          239,400            284,400          329,400          374,400
---------------------------------------------------------------------------------------------------------------
     *Represents the highest annualized average  compensation (salary and bonus) received  for 48  consecutive months  during  the  employee's  last 15 years of service with the Company. For determination of the pension benefit, the 48-month period for highest  average salary may be different from the 48-month  period of highest aggregate bonus compensation.

         Retirement benefit amounts shown are in the form of a straight-life annuity to the employee and are based on amounts listed in the Summary
Compensation Table under the headings Salary and Bonus. Retirement benefit amounts shown are not subject to any deduction for Social Security or other offset amounts. The Retirement Plan provides that the benefit amount at retirement is subject to adjustment in future years to reflect cost of living increases to a maximum adjustment of 3 percent per year. As of December 31, 1997, the executive officers named in the Summary Compensation Table had the following number of years of credited service under the plan:

         Edwin L. Russell          3 years        John E. Fuller        3 years
         James P. Hallett          3 years        John Cirello          3 years
         Robert D. Edwards        21 years

         With certain exceptions, the Internal Revenue Code of 1986, as amended,
(Code) restricts the aggregate amount of annual pension which may be paid to an employee under the Retirement Plan to $125,000 for 1997. This amount is subject to adjustment in future years to reflect cost of living increases. The Company's Supplemental Executive Retirement Plan provides for supplemental payments by the Company to eligible executives (including the executive officers named in the Summary Compensation Table) in amounts sufficient to maintain total retirement benefits upon retirement at a level which would have been provided by the Retirement Plan if benefits were not restricted by the Code.

REPORT OF BOARD'S EXECUTIVE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         Described below are the compensation policies of the Executive Compensation Committee of the Board of Directors effective for 1997 with respect to the executive officers of the Company. Composed entirely of independent outside directors, the Executive Compensation Committee is responsible for recommending to the Board policies which govern the executive compensation program of the Company and for administering those policies. Since 1995 the Board has retained the services of William M. Mercer, Inc. (Mercer), a benefits and compensation consulting firm, to assist the Executive Compensation Committee in connection with the performance of such responsibilities.

         The role of the executive compensation program is to help the Company achieve its corporate goals by motivating performance, rewarding positive results, and encouraging teamwork. Recognizing that the potential impact an individual employee has on the attainment of corporate goals tends to increase at higher levels within the Company, the executive compensation program provides greater variability in compensating individuals based on results achieved as their levels within the Company rise. In other words, individuals with the greatest potential impact on achieving the stated goals have the greatest amount to gain when goals are achieved and the greatest amount at risk when goals are not achieved.

         The program recognizes that, in order to attract and retain exceptional executive talent, compensation must be competitive in the national market when measured against comparable companies with respect to size and business characteristics within that market. For those executives engaged primarily or exclusively in electric operations, the relevant market for purposes of comparison is other electric utilities throughout the country which, on average, are comparable in size to the Company. For those executives engaged substantially in the Company's diversification activities, the market for purposes of comparison includes both utilities and general industry. To determine market levels of compensation for executive officers in 1997, the Executive Compensation Committee relied upon comparative information provided by Mercer, based on seven surveys including data from over 100 utilities and several hundred general industrial companies. All data were analyzed to determine median compensation levels for comparable positions in comparably-sized companies. While these companies are not the same as those in the peer group used in the performance graph, the Executive Compensation Committee believes that these companies are appropriate for market compensation comparison, primarily because they are approximately the same size as the Company as measured by sales revenue.

         The  performance-based   compensation  plans  of  the  Company  are
intended by the Executive Compensation Committee to reward executives for creating shareholder value. The aggregate market value of the Company's Common Stock held by shareholders in 1997 grew by over half a billion dollars. In 1997, the value of a shareholder's investment in Minnesota Power Common Stock increased by 68.8 percent, as measured by Total Shareholder Return. For 1996 and 1997 combined, the value of a shareholder's investment increased 76.1 percent. This places the Company far ahead of all 26 individual electric utilities in the Standard & Poor's (S&P) Electric Utility Index shown in the performance graph on page 13. The S&P Electric Index recorded a Total Shareholder Return of
26.2 percent for 1997 and 25.9 percent for 1996 and 1997 combined. Total Shareholder Return is defined as stock price appreciation plus dividends reinvested on the ex-dividend date throughout the relevant performance period, divided by the fair market value of a share at the beginning of the performance period. The performance-based plans rewarded the executive officers for this significant growth in value delivered to the shareholders.

         Code Section 162(m) generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's CEO and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The stock options and performance shares granted to the executive officers under the Executive Long-Term Incentive Compensation Plan are intended to qualify as performance-based compensation within the meaning of Code Section 162(m) and should therefore be fully deductible for federal income tax purposes. The Company currently intends to structure the performance-based portion of its executive officer compensation to achieve maximum deductibility under Section 162(m) so long as this can be done without sacrificing flexibility and corporate objectives.

         As described below, executive officers of the Company receive a compensation package which consists of four basic elements: base salary, performance-based compensation, supplemental executive benefits and perquisites. The CEO's compensation is discussed separately.

BASE SALARY

         Base salaries are set at a level so that, if the target level of performance is achieved under the performance-based plans as described below, executive officers' total compensation, including amounts paid under each of the performance-based compensation plans, will be near the midpoint of market compensation as described above. Base salaries of the executive officers were increased by an average of 6.8 percent in 1997, reflecting market adjustments and merit increases.

PERFORMANCE-BASED COMPENSATION

         Performance goals under performance-based plans are established in advance by the Executive Compensation Committee and the Board. A target level of performance represents performance that is either consistent with or above budget, or represents at least median Total Shareholder Return performance as measured against the peer groups described below. With target performance, plus the value of stock options granted, executive compensation will be near the midpoint of the relevant market. If no performance awards are earned, and no value is attributed to the stock options granted, compensation of the Company's executive officers would be approximately 70 percent of the midpoint market compensation level, while performance at increments above the target level will result in total compensation above the midpoint of the market.

         The Company's performance-based compensation plans include:

     - RESULTS SHARING. The Results Sharing award opportunity rewards annual performance of the executive's responsibility area as well as overall corporate performance. Awards are available to all employees in the electric, water and corporate groups on the same percentage of pay basis. Target financial performance will result in an award of 5 percent of base salary, assuming non-financial goals established by the Executive Compensation Committee are also accomplished. For 1997 executive officers earned awards averaging 6.6 percent of base salary.

     -   ANNUAL INCENTIVE PLAN. The Annual  Incentive Plan is intended to focus executive attention on meeting and exceeding annual financial and non-financial business unit goals established by the Executive Compensation Committee. For 1997 corporate executive officers were rewarded for corporate performance as measured by earnings per share of the Company's Common Stock. The executive officers of the real estate business unit were rewarded for the contribution of their business unit to earnings per share. The executive officers of the Company's electric, water, and automotive business units were rewarded for performance of their respective business units in 1997, as measured by operating cash return on investment (weighted 50 to 60 percent) and operating  free cash flow  (weighted  40 to 50  percent).  Measures  of
         financial  performance  were  chosen  by  the  Executive   Compensation
         Committee because of their positive correlation with the Total Shareholder Return achieved by the Company for its shareholders. Target level performance is earned if budgeted financial results are achieved. In 1997 executive officers in the Corporate group earned awards averaging 61.5 percent of base salary because earnings per share were significantly above budget. The top executive officers in the Company's four business units earned awards ranging from 38.5 to 94.0 percent of base salary by exceeding budgeted financial and non-financial goals established by the Executive Compensation Committee.

     - LONG-TERM INCENTIVE PLANS. The Executive Long-Term Incentive Plan is designed to motivate long-term strategic planning and reward long-term corporate performance, as measured by Total Shareholder Return over four-year performance periods commencing each January. At the outset of each performance period, the executive officers were given a maximum award opportunity of a stated number of shares of the Company's Common Stock. Sixty percent of the award opportunity with respect to the four-year period ending December 31, 1997, was based upon rank among a peer group of ten utilities operating in the same geographic region as the Company (Upper Midwest), and 40 percent of this award opportunity was based on rank among the S&P 500 companies. For the four-year performance period ending December 31, 1997, the maximum award opportunity ranged from 2,000 to 6,000 shares for the executive officers. Up to one-half of the award may be taken in cash. The maximum award opportunity is earned if the Company ranks first or second in the peer group and at or above the 90th percentile among the S&P 500 companies. The Company must achieve at least a 55th percentile ranking among a peer group of ten utilities or a 40th percentile ranking among the S&P 500 companies for any award to be earned. For the four-year performance period ending December 31, 1997, awards equal to 63 percent of the maximum share opportunity were earned because the Company ranked second among the utility peer group and at the 44th percentile among the S&P 500 companies. Effective for 1996 no further performance periods were initiated for executives under the discontinued Executive Long-Term Incentive Plan.

         As of January 1996, a new Executive Long-Term Incentive Compensation Plan was implemented. Under the new plan, the executive officers other than the CEO of the Company are awarded stock options annually and performance shares biennially having in the aggregate target award values ranging from 25 percent to 35 percent of their base salaries. The value of the award opportunity is divided equally between stock options and performance shares. The stock options will have value if the Common Stock price appreciates. The performance shares will have value if, in two years from the date of grant, the Total Shareholder Return of the Company (or, for business unit executives, other financial measures established for business units selected because of their correlation to Total Shareholder Return) meets goals established by the Executive Compensation Committee. These goals are based on the Company's ranking against a peer group of 16 diversified electric utilities recommended by Mercer and adopted by the Executive Compensation Committee as appropriate comparators. Dividend equivalents accrue on performance shares during the performance period and are paid in shares only to the extent performance goals are achieved. The maximum payout is 200 percent of the target award. If earned, 50 percent of the performance shares will be paid in stock after the end of the performance period; the remaining 50 percent will be paid in stock, half on the first anniversary of the end of the performance period and half on the second anniversary thereof. For the two-year performance period ending December 31, 1997, the Company ranked number 1 among the 16 member utility peer group. As a result, executives in the Corporate group earned performance shares equalling 200 percent of the target award. Top executives in the Company's business units earned performance shares ranging from 100 percent to 200 percent of target.

         These awards are consistent with the Executive Compensation Committee's philosophy of linking a significant portion of the executive officers' compensation to the performance of the Company as measured by Total Shareholder Return or by other measures of financial performance which correlate with Total Shareholder Return.

SUPPLEMENTAL EXECUTIVE BENEFITS

         The Company has  established a Supplemental  Executive  Retirement Plan
(SERP) to compensate certain employees, including the executive officers, equitably by replacing benefits not provided by the Company's Flexible Benefit Plan and the Employee Stock Ownership Plan due to government-imposed limits and to provide retirement benefits which are competitive with those offered by other businesses with which the Company competes for executive talent. The SERP also provides employees whose salaries exceed the salary limitations for tax-qualified plans imposed by the Code with additional benefits such that they receive in aggregate the benefits they would have been entitled to receive had such limitations not been imposed.

PERQUISITES

         The Company provides various perquisites to assist selected executive officers in fulfilling their business responsibilities in a cost and time efficient manner, to the extent they are consistent with competitive practice. Perquisites provided by the Company to the named executive officers did not exceed the lesser of $50,000 or 10 percent of the total salary and bonus shown for them in the Summary Compensation Table. The perquisites provided by the Company were reviewed by the Executive Compensation Committee and determined to be reasonable and in line with companies of comparable size.

CHIEF EXECUTIVE OFFICER COMPENSATION

         In June 1997 the Board of Directors increased Mr. Russell's annual base salary 16.9 percent. Approximately two-thirds of this increase was to align his base salary with the median in comparably-sized companies and one-third related to his contributions to the performance of the Company. Under the Company's Results Sharing Plan, Mr. Russell was awarded $26,969, or 7.1 percent of his base salary, based 50 percent on corporate earnings per share performance and 50 percent on average of business unit results sharing awards. Mr. Russell was paid cash bonuses totalling $260,000 and an award of restricted Common Stock valued at $100,000, which the Executive Compensation Committee determined would be appropriate based upon Mr. Russell's contributions to the Company's performance in 1996 and 1997. The restricted stock award vests on January 2, 2000. Under Minnesota Power's Annual Incentive Plan, for the Company's performance in 1997 Mr. Russell earned an award of $413,820, or 108.9 percent of his base salary, based on a formula established in advance by the Executive Compensation Committee which rewarded Mr. Russell, as well as other executive officers in the Corporate group, for achieving 1997 earnings per share results above targets, as well as for achievement of non-financial goals, all established by the Executive Compensation Committee. Earnings per share was adopted as a measure of performance because it is related to Total Shareholder Return. Shareholders realized a Total Shareholder Return on their investment in the Company of 68.8 percent in 1997.

         Mr. Russell's compensation plan also contains elements which motivate him to focus on the longer-term performance of the Company. For the four-year performance period ending December 31, 1997, under the discontinued Executive Long-Term Incentive Plan, Mr. Russell earned 2,756 shares of Common Stock, representing 63 percent of the maximum award opportunity, because the Company's Total Shareholder Return ranked second among the peer group of 10 regional utilities and at the 44th percentile among the S&P 500 companies. Effective January 1996, no further performance periods were initiated under the discontinued plan, and a new Executive Long-Term Incentive Compensation Plan was implemented. Under the new plan, Mr. Russell is awarded annual target opportunities with an average value equal to 55 percent of his base salary. This value is divided equally between stock options awarded annually and performance shares awarded in even numbered years. The stock options become fully exercisable in 2 years and expire 10 years from the date of grant. The options will have value if the Company's stock price appreciates. The performance shares awarded have target value if, in two years from the date of grant, the Total Shareholder Return realized by Company shareholders is at the 50th percentile of a peer group of 16 diversified electric utilities recommended by Mercer and adopted by the Executive Compensation Committee as appropriate comparators. For the two-year performance period ending December 31, 1997, the Company's shareholders realized a Total Shareholder Return of 76.1 percent, ranking the Company number 1 among the peer group of 16 diversified electric utilities, and resulting in a maximum payout to Mr. Russell under the plan of 7,163 shares of Minnesota Power Common Stock.

         To recruit Mr. Russell from general industry and retain his services at Minnesota Power, the Executive Compensation Committee has endeavored to provide Mr. Russell with a compensation package that is halfway between the midpoints of compensation paid by electric utilities and compensation paid by general industrial companies the approximate size of the Company. The Compensation Committee has designed Mr. Russell's compensation package to provide substantial incentive to achieve and exceed the Board's Total Shareholder Return goals for the Company's shareholders.

March 19, 1998
                          Executive Compensation Committee

                          Robert S. Nickoloff, Chairman         Dennis E. Evans
                          Donald C. Wegmiller                   Nick Smith

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Executive  Compensation Committee were, during 1997,
Robert S.  Nickoloff,  Chairman,  Dennis E.  Evans,   Nick Smith,  and Donald C.
Wegmiller.

Larex Economic Development Project

         In 1995 Minnesota Power began developing plans for an energy park to be located on its property adjacent to its Boswell Energy Center in Cohasset, MN. The first tenant of the energy park was Larex International, Inc. Larex developed a process to extract from certain tree species a substance that is used in a variety of commercial applications. Minnesota Power, through a subsidiary, entered into a contract to pay M. A. Mortenson Company $1.3 million for construction of the buildings to be occupied by Larex, and leased these buildings to Larex until the Iron Range Resources and Rehabilitation Board (IRRRB), a local economic development agency, purchased the buildings from Minnesota Power's subsidiary for an amount equal to the cost of construction. The subsidiary then assigned the building lease to the IRRRB. Minnesota Power has entered into a separate ground lease with Larex at an economic development rate which Minnesota Power will offer to other tenants of the energy park. Minnesota Power has also provided financing to Larex in the amount of $200,000 under the customary terms of Minnesota Power's Economic Development Loan Program. This financing was used to purchase equipment in which Minnesota Power has retained a security interest. Larex is providing quality jobs and represented an important first step in the development of the energy park.

         Larex was founded in 1993 by Medical Innovation Fund II of Minneapolis and Northeast Ventures of Duluth. To date, Larex's owners have invested $8.6 million in Larex as follows: Medical Innovation Fund II has invested $3.5 million and holds 48.8 percent of all stock currently outstanding; Northeast Ventures has invested $1 million and holds 15 percent of the currently issued and outstanding stock; and the remaining investment and stock is held by various individuals and entities, including Larex International Investors Ltd. (LII), a partnership
                                       12
of which Kolya Management Company is the general partner. LII has invested $1.1 million. Medical Innovation Fund II, Northeast Ventures, and LII, in addition to certain other investors in Larex, have received warrant rights based on their respective participation in specific periodic financing activity in Larex.

         Minnesota Power director Robert Nickoloff serves as a General Partner of Medical Innovation Partners II, possessing a 20 percent ownership interest. Medical Innovation Partners II is the general partner of Medical Innovation Fund
II. In addition, Mr. Nickoloff serves on the boards of directors of Northeast Ventures and Larex. Northeast Ventures, together with its affiliate Iron Range Ventures, is a $10 million venture capital fund investing in northeastern Minnesota. Minnesota Power purchased a 21 percent interest in Northeast Ventures for $1 million in 1989 at a time when there were no relationships between Northeast Ventures and Minnesota Power or its directors or employees. Minnesota Power invested in Northeast Ventures as an economic development contribution and agreed that it would not withdraw its investment. Mr. Gregory Sandbulte, the son of Arend Sandbulte, former Minnesota Power Chairman, CEO and President, and current director, is currently president of Northeast Ventures and a director of Larex. Mr. Nick Smith serves as chairman and CEO of Northeast Ventures, and is a member of the Minnesota Power and Larex boards of directors. Mr. Gregory Sandbulte and Mr. Smith, along with a third party, are owners of Kolya Management Company, which is a general partner of and holds a 5 percent ownership interest in LII. Mr. Bo Nickoloff, the son of Mr. Robert Nickoloff, is an employee of Larex.

MINNESOTA POWER COMMON STOCK PERFORMANCE

         The following graph compares the Company's cumulative Total Shareholder Return on its Common Stock with the cumulative return of the S&P 500 Index and the S&P Utilities Index, a capitalization-weighted index of 26 stocks, which is designed to measure the performance of the electric power utility company sector of the S&P 500 Index. The S&P 500 Index is a capitalization-weighted index of 500 stocks designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries. Because this composite index has a broad industry base, its performance may not closely track that of a composite index comprised solely of electric utilities. The calculations assume a $100 investment on December 31, 1992 and reinvestment of dividends on the ex-dividend date.

[GRAPHIC MATERIAL OMITTED - PERFORMANCE GRAPH]

                 TOTAL SHAREHOLDER RETURN FOR THE FIVE YEARS ENDING DECEMBER 31, 1997

                                      1992         1993         1994         1995        1996        1997
                                      ----         ----         ----         ----        ----        ----
Minnesota Power                     100.00       101.26        84.13       101.89      106.34      179.45
S&P Utilities Index (Electrics)     100.00       112.61        97.89       128.33      127.93      161.50
S&P 500                             100.00       110.04       111.49       153.35      188.52      251.40

--------------------------------------------------------------------------------
               ITEM NO. 2 - APPOINTMENT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------

         The Audit Committee of the Board of Directors of the Company has recommended the appointment of Price Waterhouse LLP as independent accountants for the Company for the year 1998. Price Waterhouse has acted in the same capacity since October 1963.

         A representative of the accounting firm will be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

         In connection with the 1997 audit, Price Waterhouse reviewed the Company's annual report, examined the related financial statements, and reviewed interim financial statements and certain of the Company's filings with the Federal Energy Regulatory Commission and the Securities and Exchange Commission.

         The  Board  of  Directors   recommends  a  vote  "FOR"   approving  the
appointment of Price Waterhouse as the Company's independent accountants for 1998.

CHANGE IN ACCOUNTANTS

         On September 3, 1996 the Board of Directors of ADESA Corporation resolved to engage Price Waterhouse LLP as independent accountants for ADESA for the year ending December 31, 1996 and dismiss Ernst & Young LLP (E&Y) as such independent accountants. This change was effected for purposes of administrative efficiency and cost effectiveness following the purchase by Minnesota Power of the remaining 17 percent minority interest in ADESA in August 1996. During the two fiscal years ending December 31, 1995, and the subsequent interim period through September 3, 1996, there were no disagreements with E&Y on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the matter in their report. E&Y reports on ADESA's financial statements for the fiscal year ending December 31, 1994 and six-month periods ending June 30, 1995 and December 31, 1995 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty or audit scope. E&Y's letter dated September 5, 1996 addressed to the Securities and Exchange Commission, stated it agreed with the above statements.


--------------------------------------------------------------------------------
ITEM NO. 3 - PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO CHANGE COMPANY
     NAME FROM "MINNESOTA POWER & LIGHT COMPANY" TO "MINNESOTA POWER, INC."
--------------------------------------------------------------------------------

         The Board of Directors proposes that the Company's Articles of Incorporation be amended to change the Company's legal name from Minnesota Power & Light Company to Minnesota Power, Inc. The proposed new name recognizes our transition from a traditional regional electric utility to a diversified corporation serving a broad range of customers across North America. The new name builds logically from our current identity and preserves our Minnesota heritage.

         The Board of Directors recommends a vote "FOR" the proposed amendment.

--------------------------------------------------------------------------------
  ITEM NO. 4 - PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE THE
                        AMOUNT OF AUTHORIZED COMMON STOCK
--------------------------------------------------------------------------------

         The Board of Directors of the Company recommends that the shareholders approve an amendment to the first paragraph of Article III of the Company's Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 65,000,000 to 130,000,000. The proposed amendment was unanimously approved by the Board of Directors at its meeting on January 27, 1998. As of December 31, 1997, 33,554,625 shares of the Company's Common Stock were issued and outstanding, and 31,445,375 shares were unissued, including 7,117,154 shares reserved and available for issuance to satisfy the requirements of the Company's stock plans. The Board of Directors will have full authority to issue the entire amount of additional authorized, but unissued, Common Stock for such proper corporate purposes and on such terms as it may determine without further action on the part of the shareholders. However, any such issuances would be subject to the requirements of applicable law, governmental or regulatory bodies and of any exchange on which any securities of the Company may be listed. The additional shares of Common Stock, if authorized, would have the same rights and privileges as the shares of Common Stock presently outstanding. The Company's Restated Articles of Incorporation provide that the shares of Common Stock of the Company do not carry preemptive rights. The Board of Directors believes that the increase in the number of authorized shares of Common Stock will be advantageous to the Company and its shareholders because it will provide the Company with added flexibility in effecting financings, acquisitions, stock splits, stock dividends, stock distributions and other transactions involving the use of stock. The Company has no present intention to issue any of the newly authorized shares of Common Stock. Except for issuances of the Common Stock which may be made in connection with the Company's dividend reinvestment plan, the long-term incentive plans and the supplemental retirement plan, neither the Company nor any of its officers or directors has entered into any understandings, agreements, plans or discussions regarding the issuance and sale of additional shares of Common Stock.

         The Board of Directors recommends a vote "FOR" the proposed amendment.

--------------------------------------------------------------------------------
                                 OTHER BUSINESS
--------------------------------------------------------------------------------

         The Board of Directors does not know of any other business to be presented at the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy card to vote pursuant to the proxies in accordance with their judgment in such matters.

         It is important that all proxy cards be forwarded promptly in order that the necessary vote may be present at the meeting. We respectfully request that you sign and return the accompanying proxy card at your earliest convenience.

By order of the Board of Directors,
Dated March 19, 1998

Philip R. Halverson

Philip R. Halverson
Vice President, General Counsel
and Secretary

            "Printed with soy based inks on recycled paper containing at least 10 percent fibers from paper recycled by consumers."
                  [RECYCLE LOGO]      [LOGO PRINTED WITH SOY INK]

[LOGO OF MINNESOTA POWER]

         PROXY CARD AND VOTING INSTRUCTIONS
         Minnesota Power & Light Company, 30 West Superior Street, Duluth, Minnesota 55802-2093

--------------------------------------------------------------------------------
          This Proxy is Solicited on Behalf of the Board of Directors.

Edwin L. Russell and Philip R. Halverson or either of them, with power of substitution, are hereby appointed Proxies of the undersigned to vote all shares of Minnesota Power stock owned by the undersigned at the Annual Meeting of Shareholders to be held in the auditorium at the Duluth Entertainment Convention Center, 350 Harbor Drive, Duluth, Minnesota, at 10:30 a.m. on Tuesday, May 12, 1998, or any adjournments thereof, with respect to the election of Directors, the appointment of independent accountants, changing the Company's legal name to Minnesota Power, Inc., increasing the amount of authorized common stock, and any other matters as may properly come before the meeting.
--------------------------------------------------------------------------------

                            This Proxy confers authority to vote each proposal listed on the other side unless otherwise indicated. If any other business is transacted at said meeting, this Proxy shall be voted in accordance with the best judgement of the Proxies. The Board of Directors recommends a vote "FOR" each of the listed proposals. This Proxy is solicited on behalf of the Board of Directors of Minnesota Power and may be revoked prior to its exercise. Please mark, sign, date and return this Proxy card using the enclosed envelope. Shares cannot be voted unless this Proxy card is signed and returned, or other specific arrangements are made to have the shares represented at the meeting. By returning your Proxy promptly, you may help save the costs of additional Proxy solicitations.

Please mark your vote and sign:

The Board of Directors recommends a vote "FOR" the following proposals submitted by the Board.

Proposal 1. Election of Directors.

/ / FOR all nominees listed below
       (except as marked to the contrary)

       Brekken, Cragun, Evans, Johnson, Mayer,
       McQueen, Rajala, Russell, Sandbulte, Smith,
       Stender and Wegmiller.

    To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.

Proposal 2. Appoint PRICE WATERHOUSE
as independent accountants.

    / / FOR       / / AGAINST       / / ABSTAIN

Proposal 3. Change the Company's legal name to Minnesota
Power, Inc.

   / / FOR       / / AGAINST       / / ABSTAIN

Proposal 4. Increase the amount of authorized common stock of the Company.

  / / FOR       / / AGAINST       / / ABSTAIN

Sign here as       X
name(s) appears      ------------------------------------------------------
on reverse side    X
                     ------------------------------------------------------

               Date                                                 , 1998.
                     -----------------------------------------------

               Shares:

               Account No.: